Exhibit (d)(5)

AGREEMENT

THIS AGREEMENT (this “Agreement”) dated September 27, 2009, is entered into between United States Surgical Corporation, a Delaware corporation (the “Parent”), and First Health, L.P., First Health Limited, First Health Associates, L.P., First BioMed, L.P. and First BioMed Portfolio, L.P. ( collectively, “Stockholders”), with respect to shares of common stock, $0.01 par value per share (the “Company Common Stock”), of Aspect Medical Systems, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Parent, a wholly-owned subsidiary of Parent (the “Purchaser”) and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which the Purchaser has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of the Parent;

WHEREAS, as of the date hereof, Stockholders beneficially own and have the power to dispose of the Company Common Stock described in Amendment No. 3 to the Schedule 13D filed with the SEC on May 4, 2009 (the “13D”);

WHEREAS, the Parent desires to enter into this Agreement in connection with its efforts to consummate the acquisition of the Company;

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement as written as of the date hereof.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Sales. Stockholders hereby covenant and agree that between the date hereof and the Termination Date, Stockholders will not directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of any manner any of the Company Common Stock, or agree to do any of the foregoing, in any transaction in which either Samuel F. Colin or Vincent Scialli knows that the transferee has publicly made an Acquisition Proposal or knows that the transferee intends to make an Acquisition Proposal.

1.2 No Solicitation. Between the date hereof and the Termination Date, except as permitted by Section 6.1 of the Merger Agreement as written as of the date hereof, neither Stockholders nor any director, officer, employee or affiliate of Stockholders (collectively, “Representatives”) shall, directly or indirectly, take any action that the Company is prohibited from taking under Section 6.1 of the Merger Agreement. Stockholders will notify the Parent immediately if any party (other than the Parent and the Purchaser) contacts Samuel F. Colin or Vincent Scialli following the date hereof concerning any Acquisition Proposal or any sale, transfer, pledge or other disposition of the Company Common Stock.

1.3 Schedule 13D. Stockholders agree to have filed promptly an amendment to the 13D disclosing this Agreement.

1.4 Public Announcement. Stockholders shall consult with the Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the Parent, except as may be required by Law, including any filings with the SEC pursuant to the Exchange Act.

1.5 Disclosure. Stockholders hereby authorize the Parent to publish and disclose in any announcement or disclosure required by the SEC, The Nasdaq Stock Market or the New York Stock Exchange or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement, (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Company Common Stock and the substance of this Agreement. The Parent hereby authorize Stockholders to make such disclosure or filings as may be required by the SEC, The Nasdaq Stock Market or the New York Stock Exchange or any other national securities exchange.

2. Representations and Warranties of Stockholder. Stockholders hereby represent and warrant to the Parent, as of the date hereof, that the information in the 13D is true and correct in all material respects.

3. Specific Performance. Stockholders acknowledge that the Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholders which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Parent upon the breach by Stockholders of such covenants and agreements, the Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

4. Miscellaneous.

4.1 Term. This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) the Outside Date, (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to Stockholders or otherwise materially adversely affects Stockholders, and (iv) the termination of the Merger Agreement pursuant to Section 8.1 thereof (the earliest of (i), (ii), (iii) and (iv), the “Termination Date”).

4.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholders makes no agreement or understanding herein in any capacity other than in Stockholders’ capacity as a record holder and beneficial owner of Company Common Stock, and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholders or any Representative of Stockholders, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company or any of Subsidiary of the Company, acting in such person’s capacity as a director, officer or fiduciary of the Company or any Subsidiary of the Company.

4.3 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement.

4.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

4.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

4.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment requiring consent without such consent shall be void.

4.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be an original, but each of which together shall constitute one and the same Agreement.

4.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Parent, to:

c/o Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Vice President—Chief Mergers & Acquisitions Counsel

Telephone: (508) 261-8044

Facsimile: (508) 261-8544

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attn: Keith F. Higgins, Esq.

Telephone: (617) 951-7000

Facsimile: (617) 951-7050

(b)	If to Stockholders, to:

Neal K. Stearns, Esq.

First Manhattan Co.

437 Madison Avenue

New York, New York 10022

Telephone: (212) 756-3260

Facsimile: (212) 751-0497

with a copy to:

Janet T. Geldzahler

Sullivan & Cromwell LLP

1701 Pennsylvania Ave.

Washington, D.C. 20006

Telephone: (202) 956-7515

Facsimile: (202)-293-6330

Any party may by notice given in accordance with this Section 4.9 to the other parties to designate updated information for notices hereunder.

4.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

4.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

4.12 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

4.13 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Parent and Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

UNITED STATES SURGICAL CORPORATION

By:	/s/ Matthew J. Nicolella
Name:	Matthew J. Nicolella
Title:	Vice President

FIRST HEALTH, L.P.		FIRST BIOMED, L.P.
By	FIRST MANHATTAN CO., INC., General Partner	By	FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, General Partner
By:	/s/ Neal K. Stearns	By	FIRST MANHATTAN CO.,
Name:	Neal K. Stearns		Co-Managing Member
Title:	Vice President	By	FIRST MANHATTAN LLC,
General Partner
FIRST HEALTH LIMITED
		By:	/s/ Neal K. Stearns
		Name:	Neal K. Stearns
By:	/s/ Neal K. Stearns	Title:	Managing Member
Name:	Neal K. Stearns
Title:	Vice President	FIRST BIOMED PORTFOLIO, L.P.
		By	FIRST BIOMED MANAGEMENT ASSOCIATES, LLC,
FIRST HEALTH ASSOCIATES, L.P.			General Partner
By	FIRST MANHATTAN CO., INC.,	By	FIRST MANHATTAN CO.,
	General Partner		Co-Managing Member
		By	FIRST MANHATTAN LLC,
By:	/s/ Neal K. Stearns		General Partner
Name: Title:	Neal K. Stearns Vice President	By:	/s/ Neal K. Stearns
		Name:	Neal K. Stearns
		Title:	Managing Member